Exhibit (a)(1)

CERTIFICATE OF TRUST

OF

STEPSTONE PRIVATE CREDIT RETIREMENT STRATEGY

This Certificate of Trust of StepStone Private Credit Retirement Strategy (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is StepStone Private Credit Retirement Strategy.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 1209 North Orange Street, Wilmington, Delaware 19801. The name of the Trust’s registered agent at such address is The Corporation Trust Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Robert W. Long

Name: Robert W. Long

Title: Trustee